Exhibit 99(l)

SEED CAPITAL AGREEMENT

January 12, 2022

Board of Trustees of First American Funds Trust

800 Nicollet Mall

Minneapolis, Minnesota 55402

Trustees:

The undersigned hereby subscribes for the following:

•	16,667 shares of beneficial interest, no par value, of the Government Obligations Fund;

•	16,667 shares of beneficial interest, no par value, of the Institutional Prime Obligations Fund;

•	16,667 shares of beneficial interest, no par value, of the Retail Prime Obligations Fund;

•	16,667 shares of beneficial interest, no par value, of the Retail Tax Free Obligations Fund;

•	16,667 shares of beneficial interest, no par value, of the Treasury Obligations Fund; and

•	16,667 shares of beneficial interest, no par value, of the U.S. Treasury Money Market Fund each a series of First American Funds Trust (collectively the “Funds”), at $1.00 per share for an aggregate purchase price of $100,000 (collectively, the shares of beneficial interest of the Funds shall be referred to as the “Shares”). Our payment in full is hereby confirmed.

The undersigned represents and agrees that it is: 1) an accredited investor within the meaning of the Securities Act of 1933 (the “1933 Act”); 2) purchasing the Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the 1933 Act, nor with any present intention of distributing or selling the Shares; and 3) the investment adviser to the Funds and therefore familiar with all material factors associated with this investment, including all risks associated therewith.

Very truly yours,

U.S. BANCORP ASSET MANAGEMENT, INC.

By:	/s/ James D. Palmer

James D. Palmer

Chief Investment Officer

Confirmed and Accepted: FIRST AMERICAN FUNDS TRUST

By:	/s/ Jill M. Stevenson

Jill M. Stevenson

Treasurer